Exhibit 99.1

Ascent Solar Announces Q2-2015 Results and Reports Revenue of $2.2M, Approximately 235% Growth Quarter-Over-Quarter

THORNTON, Colorado -- Ascent Solar Technologies, Inc. (Nasdaq: ASTI), a developer of state-of-the-art, flexible thin-film photovoltaic modules, integrated into the Company's EnerPlex™ series of consumer products, reported results for the second quarter ending June 30, 2015.
Q2 & H1-2015 Financial Results
Total revenue for the second quarter of 2015 was $2.2M, up approximately 105% from the same period last year. Loss from Operations in the quarter was ($6.9M), an improvement of approximately $1M or 12.6% from ($7.9M) in the same period last year.
For the six months ended June 30, 2015, total revenue was $2.9M, up from $1.8M in H1-2014 or approximately 57% growth. Loss from Operations improved by approximately 11% or $1.7M from ($15.5M) in H1-2014 to ($13.8M) in H1-2015, due to a combination of increasing sales and improved operational efficiencies while keeping operating expenses marginally down. These expenses are expected to remain relatively flat while we continue to ramp up on revenue growth.
Management Commentary
"I am pleased with the continued growth in the first half of 2015 and am excited about the potential of the Company after delivering our first ever $5M revenue mark in the history of Ascent Solar in 2014," said Victor Lee, President and CEO of Ascent. “With the ongoing expansion of our distribution channels, I am optimistic to set yet another significant revenue milestone of over $10M for fiscal year 2015. The repositioning of Ascent Solar over the past 3 years is beginning to yield results; particularly in regards to the accelerating growth and acceptance of the EnerPlex line of products in retail channels. We are fully prepared to execute our business plan both in the consumer category as well as the high-value PV markets.”
About EnerPlex™: EnerPlex is a registered trademark in the USA, European Community, Australia, Japan and Hong Kong. The EnerPlex brand represents Ascent's line of consumer products. These products, many of which are integrated with Ascent's proprietary CIGS technology, provide consumers with the ability to integrate solar into their everyday lives, while enabling them to free themselves and their electronics from the outlet. For more information on the EnerPlex brand and to see the product line, please visit www.goenerplex.com.

Forward-Looking Statements: Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company's actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as "believes," "belief," "expects," "expect," "intends," "intend," "anticipate," "anticipates," "plans," "plan," to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's filings with the Securities and Exchange Commission.

Investor Relations Contact:

PCG Advisory Group
Media Relations
Sean Leous
sleous@pcgadvisory.com
+1 646 863-8998
Investor Relations
Adam Holdsworth
adamh@pcgadvisory.com
+1-646-862-4607

or

Ascent Solar Technologies, Inc
Justin R. Jacobs, 1-720-872-5194
jjacobs@ascentsolar.com